UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2014

     DIVERSIFIED MULTI-ADVISOR FUTURES FUND L.P. II
 (Exact name of registrant as specified in its charter)

New York	000-22491	13-3769020
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

c/o Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
 (Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:                                                     (855) 672-4468

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                          Submission of Matters to a Vote of Security Holders.
In October 2014, Ceres Managed Futures LLC, the general partner of the registrant (the “General Partner”), distributed a request to limited partners seeking approval of amendments to the registrant’s limited partnership agreement (“Limited Partnership Agreement”) to (i) extend the termination date of the registrant from December 31, 2014 to December 31, 2039 and (ii) add a monthly administrative fee payable to the General Partner (the “Proposal”).  The Limited Partnership Agreement requires that limited partners  owning more than 50% of the units of limited partnership interest (the “Units”) outstanding approve any amendment to the Limited Partnership Agreement, including the proposed amendments to the Limited Partnership Agreement.  The requisite number of votes of outstanding Units to approve the Proposal was not received.
The final voting results on December 31, 2014 with respect to the Proposal are set forth below:
Total Units For	Total Units Against	Abstentions
1,397.079	192.164	61.656

Item 8.01                          Other Events.
Because the requisite number of votes of outstanding Units to approve the Proposal was not received, the term of the registrant ended on December 31, 2014 and, accordingly, the registrant will be dissolved and all of its assets distributed in accordance with the terms of the Limited Partnership Agreement.  The final distribution of the registrant’s assets is expected to be made on or about January 21, 2015.

.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Diversified Multi-Advisor Futures Fund L.P. II

By: Ceres Managed Futures LLC, General Partner

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Date:  January 7, 2015